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                                                                 EXHIBIT 99.(AB)

                               IRREVOCABLE PROXY

     Belcor Inc. ("Belcor"), as owner of the Settlement Warrant (as defined in
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that certain Amended and Restated Termination Agreement, dated as of June 26,
1996, between Belcor and Rio Grande Mining Company) under which it may purchase up to 17,000,000 shares ("Warrant Shares") of common stock of Rio Grande Mining
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Company ("Rio Grande"), hereby revokes all previous proxies and appoints Coastal
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Capital Partners, Inc. ("Coastal GP"), acting on behalf of and in its capacity
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as the general partner of Coastal Capital Partners, L.P. ("Coastal LP"), as its
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proxyholder to attend and vote any and all Warrant Shares that are acquired by
Belcor at any and all meetings of the shareholders of Rio Grande (or such other issuer of the Warrant Shares, if any), and any adjournments thereof, held on or after the date such Warrant Shares are acquired, and to execute any and all written consents of shareholders of Rio Grande (or such other issuer of the Warrant Shares, if any) executed on or after the date such Warrant Shares are purchased, with the same effect as if an authorized agent of Belcor had personally attended the meeting or had personally voted the Warrant Shares or had personally signed the written consent. Belcor also hereby appoints Coastal GP, acting in its capacity as the general partner of Coastal LP, with full power of substitution of other persons to act in its name, place or stead. Belcor hereby agrees that the votes of Coastal GP may be cast by its President, Andrew
K. Simpson, and further agrees that upon written notice to Belcor the Board of Directors of Coastal GP has the power and authority to designate another person to cast the votes of Belcor on behalf of Coastal GP, acting in its capacity as the general partner of Coastal LP, and that such other person can be an officer of Coastal GP or a designated representative of Coastal GP. Belcor authorizes and directs the proxyholder to file this proxy appointment with the Secretary of Rio Grande (or such other issuer of the Warrant Shares, if any) and authorizes the proxyholder to substitute another person as proxyholder and to file the substitution instrument with the Secretary of Rio Grande (or such other issuer of the Warrant Shares, if any).

     Belcor hereby agrees that in the event that subsequent to the date of this irrevocable proxy but before its expiration any shares or other securities are issued on, or in exchange for, any of the Warrant Shares by reason of any stock dividend, stock split, reclassification, asset sale or any other transaction or event involving Rio Grande or the holder of the Warrant Shares, such shares or securities shall be deemed to be Warrant Shares for purposes of this irrevocable proxy.

     This irrevocable proxy shall survive and not be affected by the subsequent
dissolution, bankruptcy or insolvency of Belcor.   This irrevocable proxy shall
remain in full force and effect and be enforceable against any donee, transferee or assignee of the Warrant Shares.

     This irrevocable proxy is coupled with an interest and is irrevocable pursuant to Nevada General Corporation Law Section 78.355(4) as long as the Combined Investment (as defined in that certain Amended and Restated Investors' Rights Agreement, dated as of June 26, 1996, between Belcor, Coastal, Donald Leibsker and M. Douglas Caffey) of Coastal exceeds $200,000.00; provided that, and in any event, this irrevocable proxy shall expire on June 26, 2001.

BELCOR INC.

     /s/ M. Douglas Caffey       /s/ Donald Leibsker
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By:  M. Douglas Caffey       By: Donald Leibsker
     President                   Chairman of the Board